SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or
                       Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 333-84979

                     SECURITY FINANCIAL SERVICES CORPORATION
             (Exact name of registrant as specified in its charter)

                212 West Prospect Street, Durand, Wisconsin 54736
                                 (715) 672-4237
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                                  Common Stock
            (Title of each class of securities covered by this Form)

                                     (None)
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       |_|          Rule 12h-3(b)(1)(ii)      |_|
     Rule 12g-4(a)(1)(ii)      |_|          Rule 12h-3(b)(2)(i)       |_|
     Rule 12g-4(a)(2)(i)       |_|          Rule 12h-3(b)(2)(ii)      |_|
     Rule 12g-4(a)(2)(ii)      |_|          Rule 15d-6                |_|
     Rule 12h-3(b)(1)(i)       |X|

     Approximate number of holders of record as of the certification or notice date: 205

     Pursuant to the requirements of the Securities Exchange Act of 1934, Security Financial Services Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE: January 11, 2000                     BY:  /s/ Kirsten E. Spira
                                                 Kirsten E. Spira
                                             Counsel to the Registrant